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                                                                     EXHIBIT 5.3


                        LETTERHEAD OF BROAD AND CASSEL




                                 April 29, 1998

La-Man Corporation
5029 Edgewater Drive
Orlando, FL  32810

Gentlemen:

  We have acted as counsel to La-Man Corporation, a Nevada corporation ("La-Man"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") with respect to the following securities of La-Man to be publicly offered for sale by the holder thereof (the "Selling Securityholder"): 210,000 shares of Common Stock issuable upon exercise of outstanding Common Stock Purchase Warrants, each of which entitles the registered holder thereof to purchase one share of Common Stock at the exercise price of $1.74 per share prior to November 23, 2001 (the "Warrants").

  For purposes of expressing the following opinion, we have examined and relied upon: (a) the Articles of Incorporation and Bylaws, as amended, of La-Man;
(b) the La-Man Corporation Officer's Certificate dated as of April 30, 1998; and
(c) such other documents and records of La-Man as we deemed necessary for purposes of expressing the following opinion. Insofar as the opinion expressed below may relate to shares of Common Stock issuable upon the exercise of the Warrants, we have assumed that prior to the issuance of any such shares La-Man will have received the full exercise price therefor and that all other conditions precedent to the exercise of such warrants will have been fulfilled.

  Based upon the foregoing and such other matters as we have deemed relevant, we are of the opinion that the shares of Common Stock issuable upon exercise of the Warrants, when issued in accordance with the terms of the Warrants will be, duly authorized, legally issued, fully paid, and non-assessable.

  The opinions expressed above are with respect only to federal law, the laws of Florida and, to the extent applicable, corporate laws of Nevada. Moreover, we express no opinion with
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LA-MAN CORPORATION
April 29, 1998
Page 2


respect to the securities laws of any state other than the State of Florida. The opinion is made as of the date of this letter, and after this date we undertake no obligation to update such opinion to reflect any facts or circumstances which may later come to our attention or any changes to applicable laws after the date hereof.

  This opinion is furnished to and is solely for the benefit of La-Man and neither this opinion nor any copies hereof may be delivered to or relied upon by, any governmental agency or other person without our prior written approval. Notwithstanding the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement.



                                 Very truly yours,

                                 BROAD AND CASSEL


                                 By:   /s/ Marshall S. Harris
                                       ----------------------
                                       Marshall S. Harris, P.A.
MSH:bjd